Exhibit 10.48

EXECUTION VERSION

AMENDMENT NO. 1 TO
AMENDED AND RESTATED TRANSACTION AGREEMENT
This Amendment No. 1 (this “Amendment”) to the Amended and Restated Transaction Agreement dated as of December 20, 2013 (together with the Exhibits and Appendices thereto, the “Amended and Restated Transaction Agreement”) is made as of this 29th day of January, 2014 by and among LG Asphalt L.P., a Delaware limited partnership (“LG”) and NuStar Logistics, L.P., a Delaware limited partnership (the “Logistics” and, together with LG, the “Parties”, and each of them, a “Party”).
WHEREAS the Parties entered into the Amended and Restated Transaction Agreement as of December 20, 2013; and
WHEREAS the Parties now wish to amend the Amended and Restated Transaction Agreement in the manner set forth in this Amendment all in accordance with the terms and conditions of the Amended and Restated Transaction Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged by each Party, the Parties hereto agree as follows:
SECTION 1. Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Amended and Restated Transaction Agreement.

SECTION 2. Amendment to Section 2.2. Section 2.2 of the Amended and Restated Transaction Agreement is hereby amended as follows:

(a)By replacing the reference to “$150,000,000” in clause (a) thereof with “$175,000,000” and deleting the words “six-year” in clause (a) thereof.

(b)By amending and restating in its entirety clause (b) thereof to read as follows:

(b) the Parties shall cause (i) the Rosario Terminal Lease, the Catoosa Terminal Lease, the Houston Terminal Lease, the Wilmington Terminal Lease and the Dumfries Terminal Lease (collectively, the “Canceled Terminal Leases”) to each be terminated, (ii) the Baltimore Terminal Lease and the Jacksonville Terminal Lease to each be amended and restated, in substantially the forms set forth as Exhibits B-2 and B-3 hereto, respectively (together, the “Amended Terminal Leases”), (iii) the Transferred Terminals to be transferred to Marketing, and (iv) the Transferred Railcars to be transferred and assigned to Logistics.

SECTION 3.    Amendment to Section 2.4. Section 2.4 of the Amended and Restated Transaction Agreement is hereby amended as follows:

(a)    By replacing the reference to “$150,000,000” in clause (c) thereof with “$175,000,000”.

(b)    By amending and restating in its entirety clause (g) thereof to read as follows:
(g) Logistics, Marketing and NS TOP, as applicable, will amend and restate the Baltimore Terminal Lease and the Jacksonville Terminal Lease by entering into the Amended Terminal Leases;
(c)By deleting the word “and” at the end of clause (i) thereof.

(d)By inserting the following language immediately after clause (j):

(k) Logistics and NS TOP, as applicable, will transfer, assign and deliver to Marketing, and Marketing will acquire and accept from Logistics and NS TOP, as applicable, all of Logistics’, NS TOPs’ and its Affiliates’ right, title and interest in, to and under the Transferred Terminals as of the Closing, free and clear of any Liens, other than Permitted Liens, and Logistics and NS TOP will deliver bargain and sale deeds with covenants against grantor’s acts (or equivalent) and other appropriate conveyance documents, and reasonable and customary forms of American Land Title Association Owner's Affidavits in respect of the Transferred Terminals to Marketing.
(e)By replacing the period at the end of clause (j) thereof with a semicolon and inserting the word “and” immediately thereafter.

SECTION 4.     Section 2.6. Section 2.6 is hereby added as follows, reading in full:

LG Capital Contribution. Logistics hereby waives all pre-emptive rights and notice requirements with respect to any contribution to the capital of the Company made by LG on the Closing Date, including but not limited to those rights granted by Section 5.03 of the LLC Agreement.
SECTION 5.    Amendment to Article III. Article III of the Amended and Restated Transaction Agreement is hereby amended as follows:

(a)    By amending and restating in its entirety the introduction to Section 3.3 as follows:

Section 3.3. Non-Contravention; Consents. Except as described in Schedule 3.3, the consummation of the transactions by Logistics, Energy, GP LLC and NS TOP will not:
(b)    By inserting the following language immediately after Section 3.4:

Section 3.5. Real Property. Logistics and NS TOP, as applicable, each have good, insurable and indefeasible title to the Transferred Terminals, free and clear of any Liens, other than Permitted Liens. Neither the whole or any portion of the Transferred Terminals is subject to any government decree or Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment or compensation therefore, nor, to the Knowledge of Logistics, has any such condemnation, expropriation or taking been proposed.
(c)    By re-numbering Section 3.5 as “Section 3.6”.

SECTION 6.    Amendment to Section 5.1. Section 5.1 of the Amended and Restated Transaction Agreement is hereby amended as follows:

(a)    By replacing the reference to “$150,000,000” in clause (c) thereof with “$175,000,000”.

(b)    By deleting clause (j) in its entirety.

(c)    By inserting “and” at the end of clause (i) thereof.

(d)    By re-lettering clause (k) thereof as clause “(j”).

SECTION 7.    Amendment to Section 5.2. Section 5.2 of the Amended and Restated Transaction Agreement is hereby amended by replacing the reference to “$150,000,000” in clause (c) thereof with “$175,000,000”.

SECTION 8.    Amendment to Section 6.1(a)(iv). Section 6.1(a)(iv) of the Amended and Restated Transaction Agreement is hereby amended by replacing the reference to “January 31, 2014” therein with “February 28, 2014”.

SECTION 9.    Amendment to Section 7.5. Section 7.5 of the Amended and Restated Transaction Agreement is hereby amended by replacing the reference to “$150,000,000” therein with “$175,000,000”.

SECTION 10.    Amendment to Section 7.6. Section 7.6 of the Amended and Restated Transaction Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.

SECTION 11.    Section 7.19. Section 7.19 is hereby added as follows, reading in full:

Section 7.19. Transferred Terminal Expenses. Logistics shall retain and be responsible for any and all fees, expenses, costs or other similar liabilities or obligations incurred on or prior to the Closing Date in respect of the Transferred Terminals, regardless of when such fees, expenses, costs or other similar liabilities or obligations are invoiced; provided, however, that any Transfer Taxes incurred by any of the Parties to the extent arising directly out of the transfer of the Transferred Terminals shall be borne 50% by LG and 50% by Logistics. The Parties shall cooperate in good faith to give effect to the foregoing.
SECTION 12.    Section 7.20. Section 7.20 is hereby added as follows, reading in full:

Section 7.20. Transferred Terminal Employees.

a.
Employment. LG shall, or shall cause the applicable member of the Company Group to, make an offer of employment, in accordance with the requirements of this Section 7.20, no fewer than five days before the Closing Date and to be effective as of the Closing Date, to each Terminal Employee. For purposes of this Agreement, the term “Transferred Employee” shall refer to each Terminal Employee who accepts or does not reject an offer of employment with the Company as provided for in this Section 7.20. LG shall cause the Company Group to retain as an employee of the Company Group for at least one (1) year from the Closing Date (the “Employment Period”) each Transferred Employee. During the Employment Period, the Company Group shall provide each Transferred Employee with (i) cash compensation substantially similar to the cash compensation provided to such Transferred Employee as an employee of NuStar GP, LLC, immediately prior to the Closing and (ii) benefits substantially comparable to the benefits which such Transferred Employee received as an employee of NuStar GP, LLC, immediately prior to the Closing, but in no case benefits inferior to those provided to similarly situated employees of the Company Group. Notwithstanding the foregoing, the Company Group may terminate a Transferred Employee for cause (as determined by the applicable member of the Company Group in its reasonable discretion and in accordance with Applicable Law) at any time, including during the Employment Period.

b.
Credit for Service. Each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited while employed by NuStar GP, LLC, as of the Closing Date (or, with respect to a defined benefit plan that is qualified under Section 401 of the Code, through the date on which such plan is established), under any comparable or similar Company Group employee benefit plans in which such Transferred Employee participates for purposes of vesting benefits and participation eligibility (including eligibility to receive subsidized early retirement benefits, Social Security supplements and ancillary benefits), but in no event shall the applicable member of the Company Group have any obligation to recognize such years of service for benefit accrual in any such employee benefit plans or to the extent doing so would result in a duplication of benefits. Transferred Employees will be eligible for vacation and short-term leave entitlement based on years of service under NuStar GP, LLC’s employee benefit plans.

c.
This Section 7.20 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 7.20, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.20. Nothing in this Section 7.20 is intended to amend any Company Group employee benefit plan, or, except as provided above, interfere with any Person’s right to amend or terminate any employee benefit plan or the employment or provision of services by any Person.

SECTION 13.    Section 7.21. Section 7.21 is hereby added as follows, reading in full:

Section 7.21. Dumfries Pipeline Agreement. If the consent of the Richmond, Fredericksburg and Potomac Railway Company (“RRC”), or its successors or assigns, to assign the Dumfries Pipeline Agreement to the Company in a form that enables Marketing to continue to do business at the Transferred Dumfries Terminal in substantially the same manner in which it is conducted as of the date hereof (provided that Marketing shall not be required to accept any consent that requires payment by Marketing, the Company or LG of any fee or additional amounts) (the “Dumfries Pipeline Consent”) has not been obtained before the first anniversary of the Closing Date (such anniversary, the “Return Date”), then Marketing shall have the right, but not the obligation, to transfer and assign to Logistics, and Logistics shall be required to acquire and accept from Marketing at no cost to Logistics, the Transferred Dumfries Terminal (such transfer, a “Return”). From and after the Closing, until the date on which the Dumfries Pipeline Consent is obtained from RRC, Marketing shall also have the right, but not the obligation, to Return, at no cost to Logistics, the Transferred Dumfries Terminal, if RRC, or its successors or assigns, either:

(x) takes any action to prevent the Company from exercising any of the rights granted to NuStar Terminals Operations Partnership L.P. under the Dumfries Pipeline Agreement or (y) institutes legal proceedings asserting a violation of the Dumfries Pipeline Agreement. If the Transferred Dumfries Terminal is transferred to Logistics in accordance with the terms of this Section 7.21 the Parties shall enter into a terminal services schedule providing for Marketing to lease the Transferred Dumfries Terminal from Logistics for a period of ten (10) years for a nominal storage charge of $1.00 per year plus heating costs unless and until a Dumfries Pipeline Consent is obtained, in which case the Transferred Dumfries Terminal shall be promptly re-conveyed to Marketing.
SECTION 14.    Section 7.22. Section 7.22 is hereby added as follows, reading in full:

Section 7.22. Atlantic Coast Line Agreements. Logistics shall use commercially reasonable efforts to obtain the consent of the Atlantic Coast Line Rail Road Company, or its successors or assigns, to assign the Atlantic Coast Line Agreements to the Company; provided, however, that if Logistics and LG reasonably determine that the Atlantic Coast Line Agreements do not cover any existing pipelines at the Transferred Wilmington Terminal, then Logistics shall not be required to assign the Atlantic Coast Line Agreements.
SECTION 15.    Section 7.23. Section 7.23 is hereby added as follows , reading in full:

Section 7.23. Wilmington Dock Agreement. At the Closing, Logistics shall assign to a member of the Company Group, and a member of the Company Group hereby agrees to accept and be bound by, the Wilmington Dock Agreement.
SECTION 16. Amendment to Appendix A. Appendix A to the Amended and Restated Transaction Agreement is hereby amended as follows:

a.By amending and restating the definition of “Crude Intermediation Financing” to read as follows:

“Crude Intermediation Financing” means an arrangement whereby an intermediator (typically a financial institution) purchases, and holds title to, volumes of crude oil and/or refined products while in transit and/or held in storage.
b.By amending and restating the definition of “Retained Terminals” to read as follows:

“Retained Terminals” means the terminals located in Baltimore, Maryland and Jacksonville, Florida utilized by the Company Group pursuant to the Baltimore Terminal Lease and the Jacksonville Terminal Lease, respectively.
c.By amending and restating the definition of “Swapped Terminals” to read as follows:

“Swapped Terminals” means the terminals located in Rosario, New Mexico, Catoosa, Oklahoma and Houston, Texas, utilized by the Company Group prior to the date hereof pursuant to the Rosario Terminal Lease, the Catoosa Terminal Lease and the Houston Terminal Lease, respectively.
d.By adding the following definitions in the appropriate alphabetical order:

“1951 Atlantic Coast Line Agreement” has the meaning specified in Schedule 3.3.
“1954 Atlantic Coast Line Agreement” has the meaning specified in Schedule 3.3.
“Atlantic Coast Line Agreements” has the meaning specified in Schedule 3.3.
“Dumfries Pipeline Agreement” has the meaning specified in Schedule 3.3.
“Employment Period” has the meaning specified in Section 7.20.
“Permitted Liens” means:
i.Liens for taxes and other governmental charges and assessments (a) which are not yet due and payable, or (b) the validity of which are being contested in good faith by appropriate proceedings and for which adequate provision is made on the balance sheet and statement of operations of Logistics or its Affiliates;

ii.inchoate and unperfected mechanics’, carriers’, workers’, repairers’ and other similar liens and the rights of customers, suppliers and subcontractors arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are contested in good faith by appropriate proceedings and for which adequate provision is made on the financial statements of Logistics or its Affiliates;

iii.purchase money security interests in respect of personal property arising or incurred in the ordinary course of business in an outstanding aggregate amount not in excess of $100,000 at any time and so long as such purchase money security interests attach only to inventory held at the Transferred Terminals;

iv.zoning, entitlement, conservation restriction and other land use and environmental regulations of any Governmental Authority that do not, individually or in the aggregate, materially impair the use or operation of the Transferred Terminals as currently conducted;

v.Easements, rights-of-way and other non-monetary encumbrances filed of record affecting any of the Transferred Terminals which do not, individually or in the aggregate, materially impair the use or operation of the Transferred Terminals as currently conducted;

vi.restrictions and regulations of general application imposed by any Governmental Authority or any local, state, regional, national or international reliability council, or any independent system operator or regional transmission organization with jurisdiction over the Transferred Terminals;

vii.Liens with respect to the Transferred Terminals created by or resulting from the acts or omissions of LG or any of its Affiliates; and

viii.that certain Easement Agreement (Apex Natural Gas Easement, Wilmington NC) from NuStar Logistics, L.P. to Petroleum Fuel & Terminal Company and that certain Meter Facility and Pipeline Easement Agreement from NuStar Logistics, L.P. to Piedmont Natural Gas Company, Inc., both executed on or about the 12th day of April, 2013 and recorded, respectively, as Instrument # 2013017730 and Instrument # 2013017731 with the Register of Deeds for New Hanover County, NC.

“Terminal Employee” means each individual set forth on Appendix E to this Agreement.
“Transferred Dumfries Terminal” means the terminal located in Dumfries, Virginia, transferred to Marketing pursuant to Section 2.4(k) of this Agreement.
“Transferred Wilmington Terminal” means the terminal located in Wilmington, North Carolina, transferred to Marketing pursuant to Section 2.4(k) of this Agreement.
“Transferred Employee” has the meaning specified in Section 7.20.
“Transfer Taxes” means all transfer, documentary, stamp duty, sales, use, registration, filing, conveyance and any similar Taxes.
“Transferred Terminals” means the terminals located in Dumfries, Virginia and Wilmington, North Carolina, utilized by the Company Group pursuant to the Dumfries Terminal Lease and the Wilmington Terminal Lease, respectively. Transferred Terminals shall include (i) all tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings and vehicles, owned by Logistics, NS TOP or any of its Affiliates that are located at such terminals and (ii) the Terminal Services Release dated July 25, 2012 between NuStar Terminals Operations Partnership L.P. and Eco-Energy Holdings, Inc. and any financial analysis and engineering and design work related to the possible ethanol storage project at the terminal located in Dumfries, Virginia; provided, however, that neither Logistics nor NS TOP or any of its Affiliates makes any representation or warranty whatsoever regarding such financial analysis and engineering and design work, including with respect to the accuracy thereof.
“Wilmington Dock Agreement” has the meaning specified in Schedule 3.3.
SECTION 17.    Amendment to Appendix D. Appendix D to the Amended and Restated Transaction Agreement is hereby re-lettered as “Appendix C”.

SECTION 18.    Amendment to Appendix E. Appendix E to the Amended and Restated Transaction Agreement is hereby re-lettered as “Appendix D”.

SECTION 19.    Appendix E. Appendix E hereto is hereby added as Appendix E to the Amended and Restated Transaction Agreement.

SECTION 20.    Amendment to Exhibit A. Exhibit A to the Amended and Restated Transaction Agreement is hereby amended as follows:

(a)    By amending and restating in its entirety the section therof entitled “NuStar Term Loan” to read as follows:

At the Closing, the NuStar Facility shall convert to a term loan with a principal value of $175 million (the “NuStar Term Loan”) and shall be subject to mandatory prepayment (the “Mandatory Prepayment”) on or before the sixth-month anniversary of the Closing such that, after giving effect thereto, the principal value of the NuStar Term Loan is not in excess of $150 million. There will be no amortization of the NuStar Term Loan, other than as set forth in the preceding sentence and in “Prepayments” below. The terms of the NuStar Facility will be modified as necessary to reflect the conversion to a term loan from a revolving line of credit.
(b)    By amending and restating in its entirety the section therof entitled “Credit Support Commitment” to read as follows:

The Credit Support Commitment (as defined in the NuStar Facility) shall be modified to equal the following amounts:

Closing: $150 million;

Two years following the Closing: $125 million

Three years following the Closing: $100 million

Four years following the Closing: $75 million

Five years following the Closing: $50 million.

Maturity Date: $0.

Notwithstanding the foregoing, at any time on or after the date of entry into a Crude Intermediation Financing, the Credit Support Commitments shall equal the following amounts:

    Prior to three years following the Closing: $100 million;

Three years following the Closing: $80 million

Four years following the Closing: $60 million

Five years following the Closing: $40 million.

Maturity Date: $0.

(c)
By adding a new sentence at the end of the section therof entitled “Interest Rate and Fees” as follows: “If the Mandatory Prepayment shall not have occurred on or prior to the sixth month anniversary of the Closing, the interest rate on the principal amount of the NuStar Term Loan shall equal 2% plus the rate otherwise then applicable to such amount until such payment is made.”

(d)	By adding a new sentence at the end of the section therof entitled “Covenants” as follows: “No Asphalt Distributions shall be made prior to the occurrence of the Mandatory Prepayment.”

(e)
By inserting a new section entitled “LG Capital Contribution” immediately following the section thereof entitled “Excess Cash”, reading in full: “The amount of any contribution to the capital of the Company made by LG on the Closing Date shall be available for capital expenditures.”

SECTION 21.    Amendment to Exhibit B-1. Exhibit B-1 to the Amended and Restated Transaction Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.

SECTION 22.    Amendment to Exhibit B-2. Exhibit B-2 to the Amended and Restated Transaction Agreement is hereby amended as follows:

(a)	By amending and restating in its entirety the preamble therof to read as follows:
This Amended and Restated Terminal Services Schedule (this “Schedule”) is executed January ___, 2014, between NuStar Terminals Operations Partnership L.P. (f/k/a Support Terminals Operating Partnership, L.P.), a Delaware limited partnership with offices at 19003 IH-10 W., San Antonio, TX 78257 (“Terminal Company”), and NuStar Marketing LLC, a Delaware limited liability company with offices at 2330 North Loop 1604 West, San Antonio, TX 78248 (“Customer”), pursuant to the Terminal Services Agreement (“Agreement”) among NuStar Pipeline Operating Partnership L.P., NuStar Logistics, L.P., and Customer dated December 21, 2011. This Schedule amends and restates in its entirety the Terminal Services Schedule (Baltimore Terminal) No. 11-11-1321 / 41-01 dated December 21, 2011 between Terminal Company and Customer, as amended by Amendment No. 1 to Terminal Services Schedule dated February 13, 2012 and Amended and Restated Amendment No. 2 to Terminal Services Schedule dated May 9, 2012. The terms and conditions of the Agreement are incorporated by reference into this Schedule. Unless otherwise defined in this Schedule, the defined terms in this Schedule will have the same meaning used in the Agreement.
(b)    By amending and restating in its entirety the final sentence of Section 4 thereof to read as follows:

If such review concludes that the Tanks are being underutilized by Customer, Customer and Terminal Company will negotiate in good faith the release and return such Tanks to Terminal Company.
(c)    By amending and restating in its entirety Section 8a thereof and replacing it with the following:

Storage Charge. Customer will pay Terminal Company an annual storage fee (the “Storage Charge”). The Storage Charge will be an amount equal to $1.00 per year for five (5) years following the date hereof and will thereafter be an amount to be agreed by the Parties, it being understood that the Parties intend such amount to be market rate.
(d)    By amending and restating in its entirety Section 11 thereof and replacing it with the following:

Escalation. All charges under this Schedule (with the exception of the Storage Charge during the first five (5) years following the date hereof) will automatically escalate annually on the anniversary date of the Effective Date by the percentage increase in the Consumer Price Index for All Urban Consumers, Washington-Baltimore, DC-MD-VA-WV area (“CPI-U”) as published by the U.S. Department of Labor, Bureau of Labor Statistics. The percentage increase in the CPI-U means the percentage increase in the CPI-U over the first twelve (12) of the fourteen (14) months preceding the escalation date.

SECTION 23.    Amendment to Exhibit B-3. Exhibit B-3 to the Amended and Restated Transaction Agreement is hereby amended as follows:

(a)    By amending and restating in its entirety the preamble therof to read as follows:

This Amended and Restated Terminal Services Schedule (this “Schedule”) is executed January __, 2014, between NuStar Terminals Operations Partnership L.P. (f/k/a Support Terminals Operating Partnership, L.P.), a Delaware limited partnership with offices at 19003 IH-10 W., San Antonio, TX 78257 (“Terminal Company”), and NuStar Marketing LLC, a Delaware limited liability company with offices at 2330 North Loop 1604 West, San Antonio, TX 78248 (“Customer”), pursuant to the Master Terminal Services Agreement (“Agreement”) by and among NuStar Pipeline Operating Partnership L.P., NuStar Logistics, L.P., and Customer dated December 21, 2011. This Schedule amends and restates in its entirety the Terminal Services Schedule (Jacksonville Terminal) No. 11-11-1321 / 42-01 dated December 21, 2011 between Terminal Company and Customer. The terms and conditions of the Agreement are incorporated by reference into this Schedule. Unless otherwise defined in this Schedule, the defined terms in this Schedule will have the same meaning used in the Agreement.
(b)    By amending and restating in its entirety the final sentence of Section 4 thereof to read as follows:

If such review concludes that the Tanks are being underutilized by Customer, Customer and Terminal Company will negotiate in good faith the release and return such Tanks to Terminal Company.
(c)    By amending and restating in its entirety Section 8a thereof and replacing it with the following:

Storage Charge. Customer will pay Terminal Company an annual storage fee (the “Storage Charge”). The Storage Charge will be an amount equal to $1.00 per year for five (5) years following the date hereof and will thereafter be an amount to be agreed by the Parties, it being understood that the Parties intend such amount to be market rate.
(d)    By amending and restating in its entirety Section 8(f) thereof and replacing it with the following:

Samples. Customer will pay Terminal Company $41.75 (current escalated rate $42.59) per pint or quart sample, $62.63 (current escalated rate $63.88) per Gallon sample, and $125.25 (current escalated rate $127.76) per 5-Gallon sample (5-Gallon samples will not be pulled from Carriers). Customer will reimburse Terminal Company the cost of preparation and shipping of the samples, plus an administrative fee of 15%.
(e)    By amending and restating in its entirety 11 thereof and replacing it with the following:

Escalation. All charges under this Schedule (with the exception of the Storage Charge during the first five (5) years following the date hereof) will automatically escalate annually on the anniversary date of the Schedule by the percentage increase in the Consumer Price Index for All Urban Consumers, Selected areas, all items index for the Miami-Fort Lauderdale, FL area (“CPI-U”) as published by the U.S. Department of Labor,

Bureau of Labor Statistics. The percentage increase in the CPI-U means the percentage increase in the CPI-U over the first twelve (12) of the fourteen (14) months preceding the escalation date.
SECTION 24.    Amendment to Exhibit B-4. Exhibit B-4 to the Amended and Restated Transaction Agreement is hereby deleted in its entirety and replaced with “[Reserved]”.

SECTION 25.    Condition of Effectiveness. The effectiveness of this Amendment shall be subject to the approval of the Amendment by the Board of Directors of NuStar GP LLC. Logistics shall use reasonable best efforts to obtain such approval as promptly as reasonably practicable.

SECTION 26.    Limited Amendment. Each Party acknowledges and agrees that this Amendment constitutes an instrument in writing duly signed by the Parties under Section 8.2 of the Amended and Restated Transaction Agreement. Except as specifically amended or supplemented hereby, the Amended and Restated Transaction Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. From and after the date hereof, any reference to the Amended and Restated Transaction Agreement shall mean the Amended and Restated Transaction Agreement as amended hereby.

SECTION 27.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 28.    Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Laws, but if any provision of this Amendment is held to be invalid, void (or voidable) or unenforceable under Applicable Laws, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Amendment. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible.

SECTION 29.    Assignability. The rights under this Amendment shall not be assignable or transferable nor the obligations delegable by any Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion.

SECTION 30.    Captions. The captions of the various Sections of this Amendment have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Amendment.

SECTION 31.    No Third Party Beneficiaries. Nothing in this Amendment, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

SECTION 32.    Construction of Amendment. This Amendment and any documents or instruments delivered pursuant hereto and thereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Amendment and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Amendment or such other documents and instruments.

SECTION 33.    Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rules thereof which may permit or require the application of the laws of another jurisdiction. The Parties hereby irrevocably submit, for the purposes of any suit, action or other proceeding arising out of this Amendment to the jurisdiction of the courts of the State of New York in the county of New York or of the United States of America in the Southern District of New York and hereby waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue in any such action or proceeding in any such court. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 33. With respect to any matters to which the Parties have submitted to jurisdiction in this Section 33, the prevailing party shall be entitled to reimbursement of reasonable attorneys’ fees.

SECTION 34.    Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Applicable Laws, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers in this Section 34.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the day and year first above written.
LG ASPHALT L.P.

By: /s/ J. Russell Triedman
Name: J. Russell Triedman
Title: Authorized Signatory

NUSTAR LOGISTICS, L.P.
By:    NuStar GP, Inc., its General Partner

By: /s/ Bradley C. Barron
Name: Bradley C. Barron
Title: Chief Executive Officer and President